Exhibit 99.3

Hospira, Inc.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
As of and for the Twelve-Month Period Ended December 31, 2006
(In thousands, except per share data, unless otherwise noted)

The following unaudited pro forma condensed combined balance sheets and unaudited pro forma condensed combined statements of income have been derived by applying pro forma adjustments to the combined historical U.S. GAAP financial statements of Hospira, Inc. (“Hospira”, or the “Company”) and Mayne Pharma Limited (“Mayne Pharma”). The unaudited pro forma condensed combined financial statements give effect to the following transactions as if they occurred on January 1, 2006 for the pro forma statement of income and as if they occurred on December 31, 2006 for the pro forma balance sheets:

•                  the acquisition by Hospira of all outstanding shares (including those shares issuable pursuant to outstanding stock options) of Mayne Pharma (the “Acquisition”) for an aggregate cash consideration of $2,099,107, including estimated direct transaction- related costs of approximately $13,350; and

•                  the financing of the Acquisition with the aggregate proceeds received from borrowings under a one-year bridge loan facility ($1,425,000) and borrowings under a three-year term loan facility ($500,000) (the “Financing”).

The Acquisition will be accounted for using the purchase method of accounting. Under this method, the purchase price for the 100% ownership in Mayne Pharma is allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the Acquisition date. Any excess of the purchase price over the estimated fair value of the net assets acquired (including both tangible and identifiable intangible assets) is goodwill.

The allocation of the purchase price for acquisitions requires extensive use of accounting estimates and judgments to allocate the purchase price to the identifiable tangible and intangible assets acquired and liabilities assumed based on their respective fair values. The Company’s process for estimating the fair value of in-process research and development (“IPR&D”), identifiable intangible assets, certain tangible assets and estimated useful life is complex and requires significant estimates and assumptions including, but not limited to: determining the timing and estimated costs to complete the in-process projects, projecting regulatory approvals, estimating future cash flows and developing appropriate discount rates. Accordingly, the purchase price allocation in the unaudited pro forma condensed combined financial statements is preliminary and will be adjusted upon completion of the final valuation of the acquired assets. Such adjustments could be significant. The final valuation is expected to be completed as soon as practicable but no later than 12 months after the consummation of the acquisition.

The historical U.S. GAAP Mayne Pharma statement of income and balance sheet information included in the unaudited pro forma condensed combined financial statements reflects Mayne Pharma’s unaudited Australian equivalents to International Financial Reporting Standards (“A-IFRS”) results of operations and balance sheet converted to U.S. GAAP as of and for the twelve-month period ended December 31, 2006. The results of operations were derived by combining the results of operations of Mayne Pharma for the six-month period ended December 31, 2006 and the twelve-month period ended June 30, 2006 and subtracting the results of operations of Mayne Pharma for the six-month period ended December 31, 2005. A reconciliation of consolidated net income and consolidated shareholders’ equity between A-IFRS and US GAAP as of and for the six-months ended December 31, 2006 and the year ended June 30, 2006 are included in a note in the Mayne Pharma historical financial statements included elsewhere in this Current Report on Form 8-K/A.

The unaudited pro forma condensed combined financial statements are presented for informational purposes only. They do not purport to present what Hospira’s results of operations or financial condition would have been had these transactions actually occurred on the dates indicated, nor do they purport to represent Hospira’s results of operations for any future period or Hospira’s financial condition for any future date. Furthermore, no effect has been given in the unaudited pro forma condensed combined statements of income for synergistic benefits that may be realized through the combination of the two companies or the costs that may be incurred in integrating or restructuring their operations.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the Company’s historical consolidated financial statements and related notes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and the Mayne Pharma audited A-IFRS financial statements included elsewhere in this Current Report on Form 8-K/A.

Hospira, Inc.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS
As of December 31, 2006
(In thousands)

					Hospira / Mayne
	Hospira	Mayne	Pro Forma		Combined
	US GAAP	US GAAP (*)	Adjustments		Pro Forma
Assets
Current Assets:
Cash and cash equivalents	$322,045	$95,994	$(160,757)	(a)	$257,282
Trade receivables, less allowances	335,334	197,306	(223)	(b)	532,417
Inventories:
Finished products	405,781	88,077	33,969	(c)	527,827
Work in process	85,849	37,789	16,617	(c)	140,255
Materials	135,304	33,861	—		169,165
Total inventories	626,934	159,727	50,586	(c)	837,247
Deferred income taxes	139,945	5,092	3,640	(d)	148,677
Prepaid expenses and other receivables	98,632	13,056	(11,172)	(e)/(f)	100,516
Total Current Assets	1,522,890	471,175	(117,926)		1,876,139
Property and equipment, at cost	2,273,124	337,741	(138,505)	(g)	2,472,360
Less: accumulated depreciation	1,233,693	144,604	(144,604)	(g)	1,233,693
Net property and equipment	1,039,431	193,137	6,099	(g)	1,238,667
Intangible assets, net of amortization	17,103	188,243	312,558	(h)	517,904
Goodwill	91,857	726,017	420,857	(i)	1,238,731
Acquired in-process research and development	—	—	89,700	(j)	89,700
	—	—	(89,700)	(j)	(89,700)
Deferred income taxes	76,367	4,873	(19,388)	(k)	61,852
Investments	31,341	6,913	—		38,254
Other assets	68,598	1,780	2,177	(f)	72,555
Total Assets	$2,847,587	$1,592,138	$604,377		$5,044,102
Liabilities and Shareholders' equity
Current Liabilities:
Short-term borrowings	$4,532	$4,242	$1,475,000	(n)	$1,483,774
Trade accounts payable	130,968	175,370	(223)	(b)	306,115
Salaries, wages and commissions	102,037	14,036	—		116,073
Other accrued liabilities	368,689	25,378	29,124	(l)	423,191
Total Current Liabilities	606,226	219,026	1,503,901		2,329,153
Long-term debt	702,044	4,893	450,000	(n)	1,156,937
Deferred income taxes	2,936	739	75,766	(m)/(k)	79,441
Post-retirement obligations and other long-term liabilities	175,292	31,890	—		207,182
Commitments and contingencies
Shareholders' equity:
Common stock	1,635	1,269,633	(1,269,633)	(o)	1,635
Preferred stock	—	—	—		—
Treasury stock, at cost	(299,766)	—	—		(299,766)
Additional paid-in capital	1,033,345	855	(855)	(o)	1,033,345
Retained earnings	676,639	57,291	(57,291)	(o)	676,639
	—	—	(89,700)	(j)	(89,700)
Accumulated other comprehensive (loss)	(50,764)	7,811	(7,811)	(o)	(50,764)
Total Shareholders' Equity	1,361,089	1,335,590	(1,425,290)		1,271,389
Total Liabilities and Shareholders' Equity	$2,847,587	$1,592,138	$604,377		$5,044,102

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

(*) The historical Mayne Pharma balance sheet has been translated into U.S. Dollars using an exchange rate of US$ 1 = AU$1.267

Hospira, Inc.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
For the Twelve-Month Period Ended December 31, 2006
(In thousands, except per share data)

					Hospira / Mayne
	Hospira	Mayne	Pro Forma		Combined
	US GAAP	US GAAP (*)	Adjustments		Pro Forma
Net sales	$2,527,714	$631,691	$(1,005)	(p)	$3,158,400
Net sales to Abbott Laboratories	160,791	—	—		160,791
Total net sales	2,688,505	631,691	(1,005)		3,319,191
Cost of sales	1,749,262	370,918	33,614	(q)	2,153,794
Gross profit	939,243	260,773	(34,619)		1,165,397
Research and development	161,621	44,693	(2,682)	(r)	203,632
Acquired in-process research and development	10,000	—	—		10,000
Selling, general and administrative	428,038	189,540	(31,096)	(s)	586,482
Income from operations	339,584	26,540	(841)		365,283
Interest Expense	31,024	2,637	117,869	(u)	151,530
Other (income) expense, net	(16,137)	(3,809)	2,624	(t)	(17,322)
Income/(loss) before income taxes	324,697	27,712	(121,334)		231,075
Income tax expense	87,018	22,750	(32,552)	(v)	77,216
Net income	$237,679	$4,962	$(88,782)		$153,859
Earnings/(loss) per common share:
Basic	$1.51				$0.98
Diluted	$1.48				$0.96
Weighted average common shares outstanding
Basic	157,368				157,368
Diluted	160,424				160,424

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

(*) The historical Mayne Pharma statement of income has been translated into U.S. dollars using an exchange rate of US$ 1 = AU$1.328.

Hospira, Inc.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(In thousands, except per share data, unless otherwise noted)

Note 1 - Description of the acquisition and basis of presentation

On February 2, 2007, Hospira completed its acquisition of 100% of the outstanding common shares of Mayne Pharma, an Australia-based specialty injectable pharmaceuticals company for a total of $2,099,107 (AU$2,659,677), including stock options. In connection with the acquisition, Hospira incurred approximately $13,350 of transaction costs. Of the total purchase price, $1,425,000 was financed with proceeds received from borrowings under a one-year bridge loan facility and $500,000 from borrowings under a three-year term loan facility. The remaining $174,107 difference consists of cash paid on-hand of $64,763, cash acquired of $95,994, and transaction costs of $13,350.

The Acquisition will be accounted for under U.S. GAAP, using the purchase method of accounting. Under this method, the purchase price for 100% ownership in Mayne Pharma is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of the Acquisition date. Any excess of the purchase price over the estimated fair value of the net assets acquired (including both tangible and identifiable intangible assets) is goodwill.

The purchase price allocation and direct costs in the unaudited pro forma condensed combined financial statements are preliminary and will be adjusted upon completion of the final valuation of the acquired assets. Such adjustments could be significant. The final valuation is expected to be completed as soon as practicable but no later than 12 months after the consummation of the acquisition.

The purchase price of the Acquisition was approximately $2,099,107, consisting of the following:

Estimated purchase price:
Cash consideration for outstanding common shares	$2,072,982
Cash consideration for stock options	12,775
Estimated transaction costs(*)	13,350

Estimated purchase price	$2,099,107

(*) 1,750 of transaction costs have been already paid as of December 31, 2006 by Hospira.

The allocation of the purchase price as of December 31, 2006 is summarized below:

Historical equity attributable to Mayne Pharma shareholders	$1,335,590
Elimination of Mayne Pharma’s historical goodwill and intangible assets	(914,260)
Stock option Reimbursement (1)	(12,775)
Fair Value of identifiable intangible assets:
— Existing product (2)	466,501
— IPR&D (2)	89,700
— Contract Manufacturing (2)	10,500
— Customer relationship - Compounding (2)	23,800
Other fair value adjustments:
— Inventory	50,586
— Fixed assets	6,099
Severance payments (3)	(11,994)
Deferred tax impact of purchase accounting (4)	(91,514)
Residual Goodwill created from the Acquisition	1,146,874
Estimated purchase price	$2,099,107

(1)          As of December 31, 2006 Mayne Pharma has recorded the reimbursement of the settlement of the stock options as a capital contribution.

(2)          The developed products and in-process research and development projects were valued utilizing an income approach.  In particular, they were valued utilizing a variant of the income approach referred to as the excess earnings method.  This method estimates value as the net present value of expected future after-tax earnings after charges for required contributory assets such as working capital, fixed assets and certain intangible assets.  The expected earnings are discounted to present value at a discount rate that reflects the risk associated with the subject intangible asset.  As the in-process research and developed projects were deemed to be subject to greater risk, the related earnings streams were discounted at a higher risk-adjusted required return than for the earnings stream for developed products. The amounts allocated to in-process research and development will be charged to the statement of operations in the period the acquisition is consummated. This amount is excluded from the pro forma condensed combined statements of income as it is not expected to have a continuing impact on operations.

(3)          In connection with the Acquisition, Hospira has identified certain payments due to key employee’s of Mayne Pharma. These estimated costs have been recorded as an assumed liability in accordance with EITF 95-3 “Recognition of Liabilities in a Business Combination.” Other payments may be incurred as Hospira executes its integration plan.

(4)          The deferred tax liabilities created in the transaction result from the allocation of purchase price to assets in excess of their underlying tax basis. The assets are tax effected based upon the statutory rates in the countries in which the assets are deemed to be located, and the tax rates applied range from 30% to 40%. Also included is the reversal of Australian deferred tax assets and liabilities based upon local tax regulations requiring asset revaluations to fair market value.

Note 2 - Historical financial statements of Mayne Pharma

The historical financial statements of Mayne Pharma as of June 30, 2006 and 2005 and for each of the two years in the period ended June 30, 2006, prepared in accordance with A-IFRS, are included elsewhere in this Current Report on Form 8-K/A. A reconciliation of consolidated net income and net equity between A-IFRS and U.S. GAAP as of and for each of the years ended June 30, 2006 and 2005 are included as a note thereto.

The unaudited condensed consolidated financial statements of Mayne Pharma for the six- month periods ended December 31, 2006 and 2005, prepared in accordance with A-IFRS, are included elsewhere in this Current Report on Form 8-K/A. A reconciliation of consolidated net income and consolidated net equity between A-IFRS and U.S. GAAP as of December 31, 2006 and for each of the six-month periods ended December 31, 2006 and 2005 are included as a note thereto.

The historical U.S. GAAP Mayne Pharma column in the unaudited condensed pro forma combined balance sheet is derived from the unaudited Mayne Pharma A-IFRS balance sheet as of December 31, 2006 included elsewhere in this Current Report on Form 8-K/A, and adjusted for the following:

—           U.S. GAAP adjustments applied to the December 31, 2006 A-IFRS balance sheet.

—           Reclassifications to conform to Hospira’s balance sheet presentation.

The historical U.S. GAAP Mayne Pharma column in the unaudited condensed pro forma combined statements of income reflects the unaudited A-IFRS results of operations of Mayne Pharma for the twelve-month period ended December 31, 2006, which were derived by combining the results of operations of Mayne Pharma for the six-month period ended December 31, 2006 and the twelve-month period ended June 30, 2006 and subtracting the results of operations of Mayne Pharma for the six-month period ended December 31, 2005 and adjusted for the following:

—           U.S. GAAP adjustments applied to the twelve-month ended December 31, 2006 A-IFRS statement of operations.

—           Reclassifications related primarily to:

•                  Intangible assets amortization reclassified from operating expense to cost of sales, and

•                  Distribution expense (operating expense) reclassified to cost of sales.

Hospira is in the process of reviewing Mayne Pharma’s accounting policies and financial statement classifications. As a result of that review, it may become necessary to make additional reclassifications to the consolidated financial statements on a prospective basis.

Note 3 - Pro forma adjustments

Balance sheet pro forma adjustments

(a)          Reflects the following adjustments to cash and cash equivalents:

As of December 31, 2006
Proceeds from Financing	$1,925,000
Cash paid for Mayne Pharma common shares	(2,072,982)
Cash paid for Mayne Pharma stock options	(12,775)
Total pro forma adjustment	$(160,757)

(b)         Reflects the elimination of intercompany transactions between Mayne Pharma and Hospira.

(c)          Reflects the adjustment of the historical Mayne Pharma inventories to its fair value. As this adjustment is directly attributed to the transaction and will not have a continuing impact, it is not reflected in the unaudited pro forma combined condensed statements of income. However, this inventory adjustment will result in a charge to be included in cost of sales in the period subsequent to the consummation of the transaction during which the related inventories are sold.

(d)         Reflects the deferred tax impact recorded in relation to the severance provision ($11,994).

(e)    Reflects the following adjustments to prepaid expenses and other receivables:

As of December 31, 2006

Stock options reimbursement (*)	$(12,775)
Transaction costs (**)	(1,750)
Current portion of deferred financing costs	3,353
Total pro forma adjustment	$(11,172)

(*)        To reflect the elimination of the reimbursement by Hospira of the Mayne Pharma stock options settled in cash as a result of the Acquisition.

(**)      Reflects the reclassification of transaction costs already paid by Hospira as of December 31, 2006.

(f)            Reflects the capitalization of deferred financing costs of $5,530 associated with the Financing, of which $3,353 is reported as current assets and $2,177 as non-current assets.

(g)         Reflects the reclass of historical Mayne Pharma accumulated depreciation of ($144,604) and the step-up of $6,099 in the carrying value of the Mayne Pharma property, plant and equipment to its estimated fair value.

(h)         Reflects the purchase price allocated to Mayne Pharma’s acquired intangible assets, less existing carrying value, as follows:

As of December 31, 2006
Intangible assets identified:
— Existing product	$466,501
— Contract Manufacturing	10,500
— Customer relationship - Compounding	23,800
Less carrying value of existing intangible assets	(188,243)

Total pro forma adjustment	$312,558

(i)             Reflects the elimination of historical Mayne Pharma goodwill of $726,017 and the addition of goodwill from the purchase price allocation of $1,146,874. Goodwill will be tested for impairment at least annually or more frequently if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value.

(j)             Reflects the portion of the purchase price allocated to acquired IPR&D projects that, as of the closing date of the Acquisition, will not have reached technological feasibility and have no alternative future use. The preliminary estimate of the fair value of acquired IPR&D is $89,700. As this expense is directly attributable to the Acquisition and will not have a continuing impact, it is not reflected in the unaudited pro forma combined condensed statements of income. However this item will be recorded as an expense in the period that the Acquisition is completed.

(k)          Reflects deferred tax liabilities created in the transaction resulting from the allocation of purchase price to assets in excess of their underlying tax basis. The assets are tax effected based upon the statutory rates in the countries in which the assets are deemed to be located, and the tax rates applied range from 30% to 40%. Also included is the reversal of Australian deferred tax assets and liabilities based upon local tax regulations requiring asset revaluations to fair market value. As a result, $19,388 of historical deferred tax assets have been reversed as well as $3,411 of historical deferred tax liabilities.

(l)             Reflects the following liabilities assumed in connection with the Acquisition:

As of December 31, 2006
Severance payments (*)	$11,994
Estimated transaction costs (**)	11,600
Estimated Financing costs	5,530
Total pro forma adjustment	$29,124

(*) Termination of certain employees in accordance with EITF 95-3 “Recognition of Liabilities in a Purchase Business Combination.”

(**) $1,750 of transaction costs have been paid as of December 31, 2006.

(m)       Reflects the deferred tax liabilities recorded in connection with additional intangible assets identified ($79,177) and the reversal of the historical deferred tax liabilities reported in Australian entities of Mayne Pharma $3,411. See adjustment k.

(n)         Reflects the receipt and use of the proceeds from the Financing to finance the Acquisition. Reflects the short term debt resulting from the new borrowings ($1,425,000) under the one-year bridge loan and the debt resulting from the new borrowings ($500,000) under the three-year term loan facility, of which ($50,000) is due and payable within a year and classified as short term and remainder is classified as long term.

(o)         Reflects the elimination of all components of the historical equity of Mayne Pharma.

Statement of income pro forma adjustments

(p)         Reflects the elimination of intercompany sales of ($1,005).

(q)         Reflects the following adjustments to cost of sales:

Twelve-Months Ended December 31, 2006

Additional depreciation expense for fair value step-up and change in estimated useful lives	$5,877
Intangible assets amortization expense	47,970
Historical Mayne intangible assets amortization expense	(19,190)
Intercompany cost of sales	(1,043)
Total pro forma adjustment	$33,614

The table below summarizes the fair value of identifiable intangible assets, which are amortized as follows:

	Fair Value	Remaining average usefule life	Annual amortization expense (*)

Existing product	$455,300	10.5	$43,362
Customer relationship-Compounding	23,800	12.0	1,983
Contract Manufacturing	10,500	4.0	2,625
Existing products divested	11,201	—	—
IPR&D	89,700	—	—

Total	$590,501		$47,970

(r)     Reflects the following adjustments to research and development:

Twelve-Months Ended December 31, 2006

Additional depreciation expense for fair value step-up and change in estimated useful lives	$226
Historical Mayne intangible assets amortization expense	(2,908)
Total pro forma adjustment	$(2,682)

(s)    Reflects the following adjustments to selling, general and administrive:

Twelve-Months Ended December 31, 2006

Elimination of Mayne Pharma transaction costs	$(30,847)
Additional depreciation expense for fair value step-up and change in estimated useful lives	1,300
Historical Mayne intangible assets amortization expense	(1,549)
Total pro forma adjustment	$(31,096)

(t)            Reflects the lower interest income due to the use of $64,763 of cash to fund the Acquisition. An interest rate of 4.05%, which represents Hospira’s current weighted average interest rate, was used to estimate the reduction in interest income

(u)         Reflects the increase in interest expense, including the amortization of financing fees of $3,353 from the aggregate proceeds received from borrowings under the one-year bridge loan and the borrowings under the three-year term loan facility. The interest rate on the borrowings is 5.945% and 5.960%, respectively, and is estimated based upon the LIBOR rate of 5.345% and 5.360%, respectively, and an applicable margin of 0.60%. A change of 1/8% to the interest rate would impact interest expense and net income by $117 and $79 on a pre-tax and after tax basis, respectively. The Financing fees are being amortized using the straightline method over the life of the related loan.

(v)         Reflects the recognition of the income tax consequences of the pro forma adjustments identified above. The adjustments have been tax effected at the appropriate local statutory tax rates.